Exhibit 99.2

Re:	News Releases - Monday, March 10, 2008
KODIAK ENERGY, INC. - Announces Initial Results of Testing of Muskwa Formations Lucy Project

10 March, 2008

CALGARY, ALBERTA -- (MARKET WIRE) --10/03/08 -- Kodiak Energy, Inc. (TSX-V:KDK) and (OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") is pleased to announce that the first set of lab results relating to the Lucy Project has been returned to the company on March 7, 2008 - revealing average Total Organic Compounds (TOC) values of 3.68% with peaks of 5.7%.  The formation thickness demonstrated by the drilling logs shows approximately 60 meters.  Kodiak will receive additional lab results as they become available in the near future.  Management's data and calculations suggest 20bcf of gas per section as a baseline Muskwa resource estimate.

Management believes that these results are typical for the regional Muskwa shale gas formation -- see British Columbia website http://www.em.gov.bc.ca/subwebs/oilandgas/overview/overview.htm

According to the public reports, "The Muskwa Formation is an organic rich shale interval that is widely distributed throughout northeastern British Columbia. Maximum thickness of the Muskwa Formation is 75 m. The maximum TOC content measured in this study is 5.9% with an average of 3.1%.  Due to the high organic contents, the Muskwa Formation shales have potential for high sorbed gas capacity".  The BC government is proposing modified royalty schemes as an incentive to promote development of this and other shale gas formations in the area.

Land sale activity in the area has increased with $67 million being spent on purchases in February, for an average $640,000 per section, and over 300 additional sections posted for March and April in upcoming sales.

Kodiak is the operator of and is a 80% working interest owner in the Lucy project which comprises approximately 3 sections gross in the Northeast British Columbia.

Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com

Copyright (c) 2008 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com Message sent on Mon Mar 10, 2008 at 1:05:58 PM Pacific Time